UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2007

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Joint Venture Transaction

On June 1, 2007, Atlas Pipeline Partners, L.P. (“APL”) entered into definitive agreements with Western Gas Resources, Inc. and Western Gas Resources – Westana, Inc., subsidiaries of Anadarko Petroleum Corporation (NYSE: APC) (“Anadarko”), pursuant to which APL will acquire control of (the “Transaction”) Anadarko’s 100% interest in natural gas gathering systems and processing plants known as the “Chaney Dell System” located in Oklahoma and its approximate 73% interest in natural gas gathering systems and processing plants known as the “Midkiff/Benedum System” located in Texas (the “Assets”). The Transaction will be effected by the formation of two joint venture companies which will own the respective systems, to which APL will contribute an aggregate of $1.85 billion and Anadarko will contribute the Assets. The amount of the APL contribution is subject to adjustment before closing based, among other items, on natural gas liquids inventory and gas imbalances, and to further adjustment after closing based on the final settled value of the pre-closing and other adjustments. The Midkiff/Benedum system is subject to a third-party’s preferential right, the exercise of which, if any, would occur prior to the expected closing. If such right is exercised, the amount of the APL contribution would be reduced. Copies of the master formation agreements with respect to these joint ventures are attached hereto as Exhibits 2.1 and 2.2.

Consummation of the Transaction, which APL expects will occur on or about July 11, 2007, is subject to customary closing conditions. There can be no assurance that all of the closing conditions will be satisfied.

Credit Facility

On June 1, 2007, APL received a commitment from Wachovia Bank, National Association and Wachovia Capital Markets, LLC to arrange the syndication of (i) a $900.0 million senior secured term loan which matures in 2014 and (ii) a $250.0 senior secured revolving credit facility that matures in 2013 (the “Credit Facility”). Borrowings under the Credit Facility will be secured by a lien on and security interest in all of APL’s property and that of its subsidiaries, except for the assets owned by the joint venture companies, and by the guaranty of each of its subsidiaries other than the joint venture companies. APL anticipates borrowing under the Credit Facility in order to finance a portion of its cash contribution in the Transaction and to refinance any amounts then outstanding under its current credit facility. A copy of the commitment letter for the Credit Facility is attached hereto as Exhibit 10.2.

Common Unit Purchase Agreement

On June 1, 2007, APL also executed a common unit purchase agreement for a private placement of $1.125 billion of its common units to investors at a negotiated purchase price of $44.00 per unit. Approximately $168.8 million of these units will be purchased by Atlas Pipeline Holdings, L.P., the parent of APL’s general partner. The closing for the unit purchase agreement will occur contemporaneously with the closing of the Transaction. The common units will be issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. A copy of the unit purchase agreement is attached hereto as Exhibit 10.1.

Management believes that the proceeds from this private equity placement, together with funds available under the Credit Facility, will fully fund the APL contribution in the Transaction. The issuance of the common units is subject to customary closing conditions, including the closing of the Transaction, and there can be no assurance that all of the conditions to closing will be satisfied.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On June 3, 2007, APL issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is being furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended .

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Master Formation Agreement by and between Atlas Pipeline Partners, L.P. and Western Gas Resources, Inc. to form Atlas Pipeline Mid-Continent WestTex, LLC.

2.2	Master Formation Agreement by and among Atlas Pipeline Partners, L.P., Western Gas Resources, Inc. and Western Gas Resources – Westana, Inc. to form Atlas Pipeline Mid-Continent WestOk, LLC.

10.1	Common Unit Purchase Agreement by and among Atlas Pipeline Partners, L.P. and the purchasers named therein.

10.2	$900.0 million Senior Unsecured Term Loan Facility and $250.0 Senior Secured Revolving Credit Facility Commitment Letter dated June 1, 2007 among Atlas Pipeline Partners, L.P, Wachovia Bank, National Association and Wachovia Capital Markets, LLC.

99.1	Press Release of Atlas Pipeline Partners, L.P. dated June 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 5, 2007	ATLAS PIPELINE PARTNERS, L.P.
	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer